Exhibit 99.1

March 17, 2009

Chesapeake Corporation Announces Intent to Proceed
With Sale to Investor Group

RICHMOND, Va. -- Chesapeake Corporation (OTCBB: CSKEQ.PK) today announced that it has received no qualifying bids to compete with the previously announced offer to acquire all of its operating businesses submitted by a group of investors, including affiliates of Irving Place Capital Management, L.P. and Oaktree Capital Management, L.P.

The deadline for submitting qualifying bids under the bid procedures order entered by the U.S. Bankruptcy Court for the Eastern District of Virginia in Richmond passed as of noon (Eastern Time) today with no other qualifying bids submitted.  As a result, the company has declared the investor group the successful bidder and the auction previously scheduled to begin at 9:00 a.m. (Eastern Time) on Thursday, March 19, 2009, will not be held.

The company will seek approval of the sale to the investor group from the Bankruptcy Court during a hearing scheduled for 11:00 a.m. (Eastern Time) on Monday, March 23, 2009.  The transaction remains subject to the approval of the Bankruptcy Court under Section 363(b) of the U.S. Bankruptcy Code and the satisfaction of specified closing conditions, including the investor group reaching definitive agreement on exit financing and obtaining certain third-party and governmental approvals. Closing is also conditioned on the material accuracy of the representations and warranties of the parties; material compliance by the parties with their obligations under the Asset Purchase Agreement among the company, the U.S. Operating Subsidiaries and the Purchasers; and the absence of a material adverse change with respect to the company since September 28, 2008.

The company’s financial advisor is Goldman, Sachs & Co., and its restructuring advisor is Alvarez & Marsal.  Chesapeake’s legal advisor in the U.S. is Hunton & Williams LLP.

Information about the proposed sale and Chesapeake’s Chapter 11 proceedings and the proposed related transaction is available on the company’s website at www.chesapeakecorp.com.  Information about the claims process and court filings can be accessed at www.kccllc.net/chesapeake.  General information for vendors who have provided goods or services to the U.S. business is also available at 1-888-830-4660.  General information for U.S. retirees is also available at 1-888-830-4660. Inquiries can be sent by email to KCC_Chesapeake@kccllc.com.

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 44 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

Media Relations Contact:                                                                          Investor Relations Contact:
Joseph C. Vagi                                                                                 Joel K. Mostrom
Manager - Corporate Communications                                                    Executive Vice President & Chief Financial Officer
(804) 697-1110                                                                                               (804) 697-1147
joe.vagi@chesapeakecorp.com                                                                 joel.mostrom@chesapeakecorp.com
   www.chesapeakecorp.com                                                                          www.chesapeakecorp.com